Exhibit 99.1

Authentic and Guess? Co-Founders Maurice and Paul Marciano Complete Transaction to Take Guess? Private

With This Landmark Deal, Authentic Now Owns 51% of Guess? IP and the Remaining 49% is Owned by the Guess? Rolling Shareholders

Current Guess? Management Owns 100% of the Operating Company

NEW YORK AND LOS ANGELES – Jan. 23, 2026 – Authentic Brands Group (Authentic), a global brand development and licensing platform, and Guess?, Inc. (NYSE: GES) today announced they have completed the transaction to take Guess? private. Authentic now owns 51% of substantially all Guess? intellectual property, and existing Guess? shareholders, Maurice Marciano, Paul Marciano, Nicolai Marciano and Carlos Alberini and certain of their respective trusts, foundations and affiliates (collectively, the “Rolling Shareholders”), now own 49% of all Guess? intellectual property. With $6 billion in global retail-equivalent sales, Guess? becomes Authentic’s second-largest brand, bringing its portfolio-wide annual retail sales to $38 billion globally.

Current Guess? management now owns 100% of the operating company and will continue to run the operating business. Guess?’s operations in Switzerland will continue to serve as a central hub guiding the global strategic and commercial direction across design, creative and distribution. Maintaining this link to the brand’s roots ensures continuity of Guess?’s brand identity and cultural relevance as its legacy evolves and expands.

“What makes Guess? compelling is the strength of the foundation already in place, from its exceptional leadership and iconic heritage to its vast network of licensing partners around the world,” said Jamie Salter, Founder, Chairman and CEO of Authentic. “Guess? is one of the rare global brands that has built extraordinary awareness and continued to evolve while staying true to its DNA. The brand’s legacy and the perseverance behind it are a true credit to Paul, Maurice and the entire Guess? team, and we’re honored to partner with them to accelerate this next phase of growth.”

“I’m incredibly proud of the iconic fashion brand we’ve built over the last 45 years,” said Paul Marciano, Guess? Co-Founder and Chief Creative Officer. “Guess? has become a worldwide leader in fashion, and joining Authentic’s outstanding platform, portfolio and track record of success will enable us to build on this incredible foundation and take our brand to the next level. I am grateful to our world-class team members and our licensee partners for their hard work and dedication and look forward to working with Jamie and the Authentic team as we continue delivering premium products to our customers around the world.”

Matt Maddox, President of Authentic, stated, “Through Authentic’s proven brand-building platform, Guess? will gain access to opportunities and environments where consumers have yet to experience the brand. This includes a scaled platform to support category and geographic expansion, studio-led content development and immersive live experiences that deepen consumer connection. This is an exciting time to be part of Authentic, and we are thrilled to welcome Guess? to our portfolio.”

“We see significant potential to enhance the customer experience, strengthen our brand partnerships and elevate our industry leadership in this new chapter as a private company,” said Carlos Alberini, Guess? Chief Executive Officer. “With Authentic’s support, Guess? will have enhanced flexibility and additional resources to unlock new growth opportunities for our business on the path ahead. I am very excited to work with Authentic, Paul, Maurice, Nicolai and our entire team to accelerate our momentum and pursue the optimization of our model with creativity, passion and innovation.”

About Authentic Brands Group

Authentic Brands Group (Authentic) is a leading sports, media, entertainment and lifestyle platform. As the owner of some of the most iconic and beloved intellectual property in the world, Authentic acquires and invests in brands to create long-term value for all of its stakeholders.

A digital-first, asset-light platform, Authentic sits at the intersection of culture, commerce and technology. It brings brands to life and cultivates fandom through powerful storytelling, premium content and unforgettable live experiences. Together with nearly 2,000 best-in-class licensing partners across 150 countries and an expansive distribution network, Authentic’s brands drive more than $38 billion in annual systemwide retail sales worldwide.

Authentic’s diversified portfolio spans more than 50 brands and reaches nearly one billion social media followers. Its roster includes Reebok, Champion, Shaquille O’Neal, David Beckham, Kevin Hart, Sports Illustrated, Elvis Presley, Muhammad Ali, Marilyn Monroe, Guess?, Aéropostale, Nautica, Eddie Bauer, Lucky Brand, Nine West, Brooks Brothers, Juicy Couture, Vince Camuto, Izod, Van Heusen, Dockers, Ted Baker, Hart Schaffner Marx, Vince, Barneys New York, Judith Leiber, Quiksilver, Spyder, Billabong, Volcom, Roxy, RVCA, DC Shoes, Prince, Sperry and Hunter.

For more information, visit authentic.com. Follow Authentic on LinkedIn, Instagram and WeChat.

About Guess?

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. Guess? also markets, distributes and operates stores for rag & bone, a lifestyle fashion brand. As of November 1, 2025, Guess? directly operated 1,058 retail stores in Europe, the Americas and Asia. Guess?’s partners and distributors operated 507 additional retail stores worldwide. As of November 1, 2025, Guess? and its partners and distributors operated in approximately 100 countries worldwide. For more information about Guess?, please visit www.guess.com.

Contacts

Authentic

Haley Steinberg

SVP, Global PR & Communications

+814-882-2913

hsteinberg@authentic.com

Guess?

Investors

Guess?, Inc.

Investor Relations

Fabrice Benarouche

Senior Vice President Finance, Investor Relations and Chief Accounting Officer

(213) 765-5578

ir@guess.com

Media

Eric Brielmann / Leigh Parrish / Kaitlin Kikalo

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

Guess-media@joelefrank.com